EXHIBIT 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE
---------------------

For:     MAF Bancorp, Inc.              Contacts:     Jerry A. Weberling, Chief
         55th Street & Holmes Avenue                    Financial Officer
         Clarendon Hills, IL 60514                    Michael J. Janssen, Senior
                                                        Vice President
         www.mafbancorp.com                           (630) 325-7300

      MAF BANCORP REPORTS FOURTH QUARTER RESULTS OF $.57 PER DILUTED SHARE
          AND CALENDAR 2000 RECORD EARNINGS OF $2.40 PER DILUTED SHARE


Clarendon Hills, Illinois, January 25, 2001 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the fourth quarter ended December 31, 2000 totaled $.57 per diluted share, compared to $.56 per diluted share reported in last year's fourth quarter. For the year ended December 31, 2000, the Company earned $2.40 per diluted share, a 16% improvement over the $2.07 per diluted share reported for 1999. The current year results included a gain on the sale of mortgage servicing rights, recorded in the third quarter of this year, equal to $.11 per diluted share on an after-tax basis. Exclusive of this gain, earnings for 2000 were a record $2.29 per diluted share, an 11% improvement over the prior year.

Net income for the current quarter totaled $13.3 million compared to $13.8 million in the year earlier period. Return on average equity and return on average assets were 13.95% and 1.03%, respectively, in the current quarter compared to 15.71% and 1.21% in last year's comparable period. Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.61 in the current quarter compared to $.59 in last year's fourth quarter.

Net interest income increased by 5.2% from a year ago, totaling $31.5 million for the quarter ended December 31, 2000 compared to $29.9 million for last year's fourth quarter. The net interest margin declined to 2.59% compared to 2.67% for the quarter ended September 30, 2000. In last year's fourth quarter, the net interest margin was 2.77%. The yield on average interest-earning assets increased three basis points to 7.41% over the past three months while the cost of interest-bearing liabilities increased by 10 basis points to 5.17%. The inverted treasury yield curve experienced during much of 2000 led to continued compression in the net interest spread and a corresponding reduction in the net interest margin.

Recent and anticipated future declines in the targeted federal funds rate is expected to result in a more favorable interest rate environment during 2001. Although management still expects moderate pressure on the net interest margin during the first half of 2001, it anticipates a higher trending net interest margin beginning in the second half of 2001 as a result of current Federal Reserve Board monetary policy. Based on this interest rate outlook and with the expected continued strong contribution from the Company's retail banking business and real estate development operations, the Company is currently projecting results for 2001 in the range of $2.40-$2.45 per diluted share, which is consistent with the current consensus analysts' estimate of $2.41 per diluted share. This compares to calendar 2000 operating earnings per share results of $2.29 per diluted share.

Average interest-earning assets in the current quarter grew to $4.86 billion from $4.33 billion reported for last year's fourth quarter and up from $4.78 billion reported for the quarter ended September 30, 2000. The growth in interest-earning assets was primarily attributable to increases in loans receivable balances. Recent decreases in mortgage interest rates have led to increases in loan refinancings, accompanied by a shift in consumers' preferences to fixed rate mortgage loans. This is expected to result in more moderate balance sheet loan growth in 2001 compared to 2000 as the Bank generally prefers to sell conforming fixed-rate loans in the secondary market.

Marketing initiatives in 2000 resulted in a 41% increase in consumer loans, primarily home equity loans, during the year, with balances totaling $215.3 million at December 31, 2000, compared to $152.3 million at December 31, 1999.

Overall loan origination volume totaled $361.9 million in the current quarter, down from the $399.3 million reported for the quarter ended December 31, 1999 and the $386.1 million reported for the quarter ended September 30, 2000. The lower loan volume compared to a year ago was due in part to the Company's decision earlier in 2000 to significantly reduce wholesale lending.

Non-interest income decreased to $8.7 million in the current quarter, compared to $9.1 million reported in the fourth quarter of last year. Higher fee income from deposit account products and increased gains on sales of loans were more than offset by reduced gains on sales of investment securities, lower loan servicing fee income and lower income from real estate development operations.

The Company's real estate development operations contributed $1.7 million to non-interest income in the current quarter. A total of 51 residential lots were sold compared to 104 lots in last year's final quarter. Demand in the Company's Tallgrass of Naperville development continues to be strong, with margins expanding. There were a total of 103 lots under contract at December 31, 2000. Based on these trends in Tallgrass and the expected results from a new project in Sugar Grove, IL that will start later in 2001, management currently expects that pre-tax income from real estate development in 2001 should be in the range of $8.0-$9.5 million. Approximately 30% of this income is expected to be generated in the first quarter of 2001.

Deposit account service fees totaled $3.6 million for the current quarter, up 30% from the $2.8 million reported for the quarter ended December 31, 1999. Deposit account fee income continues to be one of the Company's strongest revenue growth areas. The recent increase in the year-over-year growth rate for deposit account service fees reflects the success of efforts aimed at growing the Bank's transaction account base. Total checking accounts exceeded 115,400 at December 31, 2000, increasing at a rate of 12.5% during 2000.

The switch in consumers' preferences toward fixed-rate mortgage loans led to improved mortgage banking profits resulting from loan sales. Gains on sales of mortgage loans totaled $632,000 in the current quarter compared to $245,000 a year ago, representing the best quarterly performance in more than a year and a half. Loan sales in the current quarter totaled $127.6 million compared to $50.6 million for the quarter ended December 31, 1999. The Company believes that if the recent trend toward lower mortgage interest rates continues and fixed-rate loan products continue to be popular with customers, 2001 mortgage banking profits from loan sales should substantially exceed the results from 2000. Loan servicing fee income declined to $292,000 in the current period compared to $880,000 in last year's fourth quarter. This decline was largely attributable to the sale of servicing rights relating to approximately $600 million in mortgage loans in the third quarter of 2000. The Company recorded a pre-tax gain of $4.4 million on the sale.

Non-interest expense totaled $18.9 million in the current quarter, compared to $17.8 million reported for the quarter ended December 31, 1999 and $18.4 million for the quarter ended September 30, 2000. Compensation and benefits expense totaled $10.5 million in the current quarter, compared to $9.6 million a year ago. This change was primarily due to normal compensation increases and compensation associated with two additional branch locations purchased in 2000. Office occupancy expense rose $298,000 due primarily to operational expenses at the two additional branches.

The ratio of total non-interest expense to average assets improved to 1.47% for the current quarter, compared to 1.56% in last year's fourth quarter and 1.47% in the third quarter of 2000. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 47.1%. This measure continues to be considerably better than peer group averages. Income tax expense totaled $7.6 million in the current quarter, equal to an effective income tax rate of 36.5%, compared to $7.3 million and an effective tax rate of 34.6% for the quarter ended December 31, 1999.

Asset quality remained excellent during the quarter. Non-performing assets at December 31, 2000 were $18.5 million, or .36% of total assets, compared to $17.3 million or .34% of total assets at September 30, 2000. At December 31, 1999, non-performing assets totaled $23.1 million, or .50% of total assets. The Company recorded a provision for loan losses of $400,000 in the current quarter, with net charge-offs totaling $309,000. The Bank's allowance for loan losses was $18.3 million at December 31, 2000, equal to 109% of total non-performing loans, 99% of total non-performing assets and .42% of total loans receivable. At December 31, 2000, 88% of the Company's loan portfolio consisted of one-to-four family residential mortgage loans.

For the year ended December 31, 2000, net income totaled $56.6 million, or $2.40 per diluted share, compared to $51.5 million, or $2.07 per diluted share for the year ended December 31, 1999. This represented a year-over-year increase in net income and earnings per share of 10% and 16%, respectively. Return on average equity was 15.57% for calendar 2000 and the return on average assets was 1.14%. Cash earnings per share for the current year totaled $2.56, compared to $2.20 in 1999.

Net interest income for the year totaled $125.9 million, up 8% from the $116.7 million reported for calendar 1999. The net interest margin declined to 2.68% in the current year compared to 2.88% last year, while average interest-earning assets expanded by 16% to $4.71 billion from $4.06 billion last year.

Non-interest income increased to $37.4 million for the year ended December 31, 2000 compared to $34.8 million last year. Declines in gains on sales of loans and securities and lower servicing fee income were offset by the gain on the sale of loan servicing rights, while fees from deposit accounts improved by $2.5 million over last year, a 25% improvement. Income from real estate operations remained steady at $9.5 million compared to $9.6 million last year. Non-interest expenses increased by $5.3 million, or 7.9%, due in part to the Company's internal growth and branch acquisitions, new data processing equipment and initiatives, as well as increased marketing costs relating to the Company's radio-based branding campaign. This initiative, along with heavier print advertising for deposit products, has been instrumental in expanding total deposits and increasing new retail checking account openings.

Total assets increased to $5.20 billion at December 31, 2000, up $122 million from the $5.07 billion reported at September 30, 2000. The growth in assets during the three-month period was primarily driven by an increase in loans receivable of $39.3 million and increases in cash and cash equivalent balances of $79.2 million. The balance of loans receivable at December 31, 2000 stood at $4.33 billion. Deposit balances grew by $68.0 million in the quarter, totaling $2.97 billion at December 31, 2000. For the year, deposit balances grew by $275 million, or 10%, with approximately $91 million of this increase coming from branch deposit purchases. Exclusive of growth through mergers or branch acquisitions, the year-over-year deposit balance increase was the best performance in more than ten years.

Borrowed funds increased by $41.8 million to $1.73 billion at December 31, 2000, compared to $1.69 billion at September 30, 2000. Total stockholders' equity was $387.7 million at December 31, 2000, resulting in a stated book value per share of $16.78 and a tangible book value per share of $13.80. The Bank's tangible, core and risk-based capital percentages of 6.32%, 6.32% and 11.98%, respectively, at December 31, 2000 exceeded all minimum regulatory requirements by a significant margin.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 27 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of potential acquisitions, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                                  THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                                     DECEMBER 31,             DECEMBER 31,
                                                                 ----------------------- ---------------------
                                                                   2000          1999       2000       1999
                                                                 ----------- ----------  ----------  ---------
                                                                 (UNAUDITED)             (UNAUDITED)

Interest income ................................................ $  90,071   $  76,640   $ 343,103   $ 285,092
Interest expense ...............................................    58,580      46,716     217,173     168,401
                                                                 ---------   ---------   ---------   ---------
 Net interest income ...........................................    31,491      29,924     125,930     116,691
Provision for loan losses ......................................       400         300       1,500       1,100
                                                                 ---------   ---------   ---------   ---------
 Net interest income after provision for loan losses ...........    31,091      29,624     124,430     115,591
Non-interest income:
 Gain (loss) on sale of:
    Loans receivable ...........................................       632         245       1,108       2,583
    Mortgage-backed securities .................................      --          --          (700)       --
    Investment securities ......................................       119         744         256       1,776
    Foreclosed real estate .....................................        81          64         258         (57)
    Mortgage loan servicing rights .............................       105        --         4,442        --
 Income from real estate operations ............................     1,735       2,614       9,536       9,630
 Deposit account service charges ...............................     3,606       2,775      12,715      10,200
 Loan servicing fee income .....................................       292         880       1,686       2,661
 Brokerage commissions .........................................       582         628       2,322       2,566
 Other .........................................................     1,528       1,198       5,820       5,485
                                                                 ---------   ---------   ---------   ---------
    Total non-interest income ..................................     8,680       9,148      37,443      34,844
Non-interest expense:
 Compensation and benefits .....................................    10,532       9,556      41,197      37,845
 Office occupancy and equipment ................................     2,148       1,850       8,124       7,274
 Federal deposit insurance premiums ............................       155         398         604       1,585
 Data processing ...............................................       798         755       3,034       2,611
 Advertising and promotion .....................................       849         745       3,569       3,149
 Amortization of goodwill ......................................       811         686       3,118       2,648
 Amortization of core deposit intangibles ......................       353         293       1,357       1,236
 Other .........................................................     3,236       3,476      12,000      11,332
                                                                 ---------   ---------   ---------   ---------
    Total non-interest expense .................................    18,882      17,759      73,003      67,680
                                                                 ---------   ---------   ---------   ---------
    Income before income taxes .................................    20,889      21,013      88,870      82,755
Income taxes ...................................................     7,623       7,262      32,311      31,210
 Net income .................................................... $  13,266   $  13,751      56,559      51,545
                                                                 =========   =========   =========   =========

Basic earnings per share ....................................... $     .57   $     .57   $    2.43   $    2.13
                                                                 =========   =========   =========   =========
Diluted earnings per share ..................................... $     .57   $     .56   $    2.40   $    2.07
                                                                 =========   =========   =========   =========


                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


                                                                                    DECEMBER 31,   DECEMBER 31,
                                                                                         2000          1999
                                                                                    -----------    ------------
                                                                                    (UNAUDITED)

ASSETS
Cash and due from banks .........................................................   $    77,860    $    71,721
Interest-bearing deposits .......................................................        53,392         51,306
Federal funds sold ..............................................................       139,268         35,013
Investment securities, at cost (fair value of $13,290 and $12,321) ..............        12,633         11,999
Investment securities available for sale, at fair value .........................       174,494        194,105
Stock in Federal Home Loan Bank of Chicago, at cost .............................        84,775         75,025
Mortgage-backed securities, at amortized cost
 (fair value of $79,137 and $92,095) ............................................        80,301         94,251
Mortgage-backed securities available for sale, at fair value ....................        24,084         39,703
Loans receivable held for sale ..................................................        41,074         12,601
Loans receivable, net of allowance for losses of $18,258 and $17,276 ............     4,287,040      3,871,968
Accrued interest receivable .....................................................        27,888         23,740
Foreclosed real estate ..........................................................         1,808          7,415
Real estate held for development or sale ........................................        12,643         15,889
Premises and equipment, net .....................................................        48,904         42,489
Other assets ....................................................................        60,560         49,640
Intangible assets, net of accumulated amortization of $15,030 and $10,555 .......        68,864         61,200
                                                                                    -----------    -----------
                                                                                    $ 5,195,588    $ 4,658,065
                                                                                    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Deposits .......................................................................   $ 2,974,213    $ 2,699,242
 Borrowed funds .................................................................     1,728,900      1,526,363
 Advances by borrowers for taxes and insurance ..................................        38,354         34,767
 Accrued expenses and other liabilities .........................................        66,392         44,772
                                                                                    -----------    -----------
    Total liabilities ...........................................................     4,807,859      4,305,144
                                                                                    -----------    -----------

Stockholders' equity:
 Preferred stock, $.01 par value; authorized
    5,000,000 shares; none outstanding ..........................................          --             --
 Common stock, $.01 par value;
    80,000,000 shares authorized; 25,420,650 shares issued;
    23,110,022 and 23,911,508 shares outstanding ................................          254            254
 Additional paid-in capital .....................................................      198,068        194,874
 Retained earnings, substantially restricted ....................................      237,867        198,156
 Stock in Gain Deferral Plan; 223,453 shares ....................................          511            511
 Accumulated other comprehensive income (loss), net of tax ......................        1,435         (3,675)
 Treasury stock, at cost; 2,534,081 and 1,732,595 shares ........................      (50,406)       (37,199)
                                                                                   -----------    -----------
       Total stockholders' equity ...............................................      387,729        352,921
Commitments and contingencies....................................................  -----------    -----------
                                                                                   $ 5,195,588    $ 4,658,065
                                                                                   ===========    ===========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)



                                                                                  DECEMBER 31,   DECEMBER 31,
                                                                                      2000           1999
                                                                                  ------------   ------------

Book value per share ..........................................................   $      16.78   $      14.76
Tangible book value per share .................................................          13.80          12.20
Stockholders' equity to total assets ..........................................           7.46%          7.58%
Tangible capital ratio (Bank only) ............................................           6.32           6.32
Core capital ratio (Bank only) ................................................           6.32           6.32
Risk-based capital ratio (Bank only) ..........................................          11.98          12.32
Common shares outstanding:
 Actual .......................................................................     23,110,022     23,911,508
 Basic (weighted average) .....................................................     23,311,135     24,253,946
 Diluted (weighted average) ...................................................     23,586,592     24,930,613

Non-performing loans ..........................................................   $     16,709    $    15,650
Non-performing assets .........................................................         18,517         23,065
Allowance for loan losses .....................................................         18,258         17,276
Non-performing loans to total loans ...........................................            .39%           .40%
Non-performing assets to total assets .........................................            .36            .50
Allowance for loan losses to total loans ......................................            .42            .44
Mortgage loans serviced for others ............................................   $    785,350    $ 1,226,874



                                                        THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                           DECEMBER 31,                      DECEMBER 31,
                                                  ------------------------------     ---------------------------
                                                      2000              1999            2000             1999
                                                  ------------       -----------     -----------      ----------

Average balance data:
 Total assets..................................   $5,142,672        $4,556,491       $4,948,232       $4,283,691
 Loans receivable..............................    4,329,683         3,806,252        4,164,443        3,565,375
 Interest-earning assets.......................    4,861,819         4,325,463        4,705,733        4,061,334
 Deposits......................................    2,772,342         2,657,337        2,701,476        2,553,732
 Interest-bearing liabilities..................    4,494,361         3,993,290        4,353,328        3,740,994
 Stockholders' equity..........................      380,450           350,200          363,211          344,106
Performance ratios (annualized):
 Return on average assets......................         1.03%             1.21%            1.14%            1.20%
 Return on average equity......................        13.95             15.71            15.57            14.98
 Average yield on interest-earning assets......         7.41              7.08             7.29             7.02
 Average cost of interest-bearing
    liabilities................................         5.17              4.64             4.99             4.50
 Interest rate spread..........................         2.24              2.44             2.30             2.52
 Net interest margin...........................         2.59              2.77             2.68             2.88
 Average interest-earning assets to
    average interest-bearing liabilities.......       108.18            108.32           108.10           108.56
 Non-interest expense to average assets........         1.47              1.56             1.48             1.58
 Non-interest expense to average assets
    and loans serviced for others..............         1.25              1.23             1.20             1.25
 Efficiency ratio..............................        47.14             46.33            44.56            45.19
Loan originations and purchases................     $361,893          $399,332       $1,484,220       $1,711,337
Loans and mortgage-backed securities
 sold .........................................      127,617            50,640          335,665          402,891
Cash dividends declared per share..............          .10               .09              .39              .34


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